ARMEN ENERGY, LLC                                               717 E. Gunther
                                                       San Antonio, TX  78210
                                                             210-534-9608 (ph)
                                                            210-534-0836 (fax)




Mr. Francis Richard Biscan Jr.
American Stellar Energy, Inc.
2162 Acorn Court
Wheaton, Il 60187

                                          Re:  Participation Agreement
                                          Corsicana Field
                                          Navarro County, Texas

Gentlemen:

    This letter when executed by all parties shall produce a formal agreement evidenced under the terms and conditions outlined below, by which American Stellar ("AS") shall participate with Armen Energy, LLC ("Armen") in the exploration and production of Corsicana Field.

    Armen Energy has heretofore obtained from Spartan General Partners a farmout of 1,000 acres of held-by-production leases (the "Farmout") with the right to drill and earn an undivided ninety percent (90%) interest in the Farmout lands, carrying Spartan for a 10% interest in each well. Upon performance of the terms set forth below, AS shall earn an interest in the Farmout leases.

1. AS shall tender to Armen immediately available funds, representing land and geological/geophysical expenses in the following manner.
      A) $25,000.00 (Twenty-five thousand) upon execution of this agreement.
      B) $25,000.00 (Twenty-five thousand) before participating in any well beyond the initial test well.

2. At such time when 100% of the participating interest in the drilling of the initial test well is placed, Armen or its designated operator shall invoice AS for 50% of the $150,000 estimated total cost to drill and complete the initial test well on the Farmout. AS agrees to tender such payment within thirty (30) days from receipt of the invoice. Failure to timely remit such payment shall result in the forfeiture of all of AS's rights under this Agreement and the forfeiture of the $25,000 previously paid for land and geological/geophysical expenses.

3. Upon Armen's receipt of the assignment of the oil and gas leases to be earned as provided for in the Farmout, and without the dilutive consideration to the 10% carried working interest due Spartan for the first 20 wells, Armen shall assign to AS an undivided 45% working interest in and to said leases, delivering a 37% net revenue interest in each lease, thereby reserving unto Armen an overriding royalty interest in each lease equal to the difference between current lease burdens and 74%, proportionately reduced.

4. Spartan is to be carried for a 10% interest in the drilling, testing, completing and equipping the well into the tanks or gas gathering lines; for the first twenty wells drilled, to fulfill the obligations of the Farmout, therefore AS agrees to pay an additional 5% of the total cost to drill and complete in the next consecutive nineteen wells after the initial test well on the Farmout. AS agrees to tender such payment within thirty (30) days from receipt of the invoice.

5. AS shall own an undivided 45% interest in each well drilled until Payout. Payout is defined as that point in time when the Value (as hereinafter defined) of the oil, gas and other hydrocarbons produced, saved and marketed or taken from each well, equals the total cost of:

      (a) drilling, testing, completing and equipping the well into the tanks or gas gathering lines;
      (b)  the cost of operating the well up to the date of Payout;
      (c) severance, production and/or mineral ad valorem taxes measured by production and assessed on production from the well;
      (d)  royalty to the lessors in the well; and
      (e) the overriding royalty reserved to Armen and all other overriding royalty or other burdens created by Armen or its predecessors in title.

      Value shall be determined by the net proceeds realized from the sale of such production, or the fair market value thereof at the wellhead if not sold but taken for use in field operation. At Payout of each well, Armen shall back-in for and own a ten percent (10%) working interest in such paid-out well, proportionately reduced to AS's initial interest in such well. At each well Payout, AS shall execute and deliver assignments to Armen sufficient to vest Armen with its back-in working interest.

6. Prior to spudding the first well on the Farmout, Armen and AS shall enter into a mutually acceptable Operating Agreement based on the AAPL 610-1989 form, naming Armen, or its designee, as Operator.

7. Should Armen propose the drilling of a well on the Farmout lands and AS elects to not drill the well, then upon spudding of the well, AS shall assign to Armen all of AS's interest in the leases covering and affecting eighty (80) acres around the proposed well location. Said 80 acres shall be formed as near as practical in the shape of a square with the proposed well location at the center of the square. At such time when the well achieves 400% Payout, AS shall back-in for a 40.5% working interest in the wellbore. Such back-in at 400% Payout shall apply to any and all wells drilled within said 80 acres.

8. AS shall not assign its rights to this Agreement without the prior written consent of Armen.

9. Should AS desire to sell all or any part of its interests earned under or wells drilled pursuant to this Agreement, it shall promptly give written notice to the Armen, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. Armen shall then have an optional prior right, for a period of fifteen (15) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which AS proposes to sell. However, there shall be no preferential right to purchase in those cases where AS wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.

10. Should there be any conflict between the terms of this Agreement and the terms of the Operating Agreement to be entered into as set forth in paragraph
5. above, the terms and conditions of this Agreement shall prevail.
If the foregoing adequately sets out your understanding of our agreement, please indicate so by signing in the space provided for below and returning one copy of this letter so executed to the undersigned.

                                Sincerely,

                                /s/ Jerry D. Witte


                                Jerry D. Witte
                                President


Agreed to and Accepted this
23rd day of February, 2004.

American Stellar Energy, Inc.          Armen Energy, LLC



      /s/ Francis R. Biscan, Jr.                /s/ Jerry D. Witte
By: _____________________________      By: ____________________________
       Francis R. Biscan, Jr.                  Jerry D. Witte
Name: ________________________         Name: __________________________
       President                               President
Title: _________________________       Title: ________________________